EXHIBIT 8.1
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                      MALIZIA, SPIDI, SLOANE & FISCH, P.C.
                                ATTORNEYS AT LAW
                               1301 K STREET, N.W.
                                 SUITE 700 EAST
                             WASHINGTON, D.C. 20005
                                 (202) 434-4660
                            FACSIMILE: (202) 434-4661


                                                     WRITER'S DIRECT DIAL NUMBER




December 16, 1998

Board of Directors
First Federal Savings and
Loan Association of Florida
205 East Orange Street
Lakeland, Florida  33801-4611

Dear Board Members:

         In accordance with your request, set forth herein below is the opinion of this firm regarding certain federal income tax consequences of the proposed reorganization of First Federal Savings and Loan Association of Florida (the
"Association") from a federally chartered mutual savings association into the mutual holding company form, the formation of the Association as the stock savings association successor to its mutual form (the "Reorganization") pursuant to the Plan of Mutual Holding Company Reorganization and Stock Issuance adopted by the Board of Directors of the Association (the "Plan of Reorganization"), and the proposed sale of the Association's common stock pursuant to the Plan of Reorganization. The Reorganization and its component and related transactions are described in the Plan of Reorganization. We are rendering this opinion pursuant to Section 5 of the Plan of Reorganization. As used in this letter, "Mutual Association" refers to the Association before the Reorganization and "Stock Association" refers to the Association after the Reorganization. All other capitalized terms used but not defined in this letter shall have the meanings assigned to them in the Plan of Reorganization.

         The Reorganization will be effected, pursuant to the Plan of Reorganization, as follows: (i) Mutual Association will organize an interim federal stock savings association as its wholly-owned subsidiary ("Interim One") and (ii) Interim One will organize an interim federal stock savings association as its wholly-owned subsidiary ("Interim Two"). The following transactions will then occur simultaneously: (iii) Mutual Association will exchange its charter for a federal stock savings association charter and thereby become Stock Association (the "Conversion"); (iv) Interim One will cancel its outstanding stock and exchange its charter for a federal mutual holding company charter and thereby become the "Mutual Holding Company;" (v) Interim Two will merge with and into Stock Association with Stock Association being the surviving institution and (vi) the initially issued shares of common stock of Stock Association (which will be constructively received by former Mutual Association members when Mutual Association


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Board of Directors
December 16, 1998
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becomes Stock  Association  pursuant to step (iii)) will be issued to the Mutual
Holding Company in exchange for membership interests in the Mutual Holding Company (the "Exchange"). As a result of these transactions, (a) Stock Association will be a wholly-owned subsidiary of the Mutual Holding Company until shares of common stock of Stock Association are sold pursuant to the Plan of Reorganization, at which time Stock Association will be a majority-owned subsidiary of the Mutual Holding Company, and (b) the former members of Mutual Association will own membership interests in the Mutual Holding Company.

         Simultaneously with the Reorganization, the Stock Association will offer to sell additional shares of its common stock pursuant to the Plan of Reorganization, with priority subscription rights granted in descending order to certain members in Mutual Association, to certain employee stock benefit plans of Mutual Association, to other members of Mutual Association, and to certain members of the general public.

         In connection with the opinions expressed below, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of the Plan of Reorganization, the Offering Circular, and of such corporate records of the parties to the Reorganization as we have deemed appropriate. We have also relied, without independent verification, upon the representations of Mutual Association included in an Officer Affidavit dated December 16, 1998. We have assumed that such representations are true and that the parties to the Reorganization will act in accordance with the Plan of Reorganization. In addition, we have made such investigations of law as we have deemed appropriate to form a basis for the opinions expressed below.

         Based on and subject to the foregoing, it is our opinion that for federal income tax purposes, under current law -

         (a)      With regard to the Conversion:

         (1) the Conversion will constitute a reorganization under section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the "Code"), and the Association (in either its status as Mutual Association or Stock Association) will recognize no gain or loss as a result of the Conversion;

         (2) The basis of each asset of Mutual Association held by Stock Association immediately after the Conversion will be the same as Mutual Association's basis for such asset immediately prior to the Conversion;

         (3) the holding period of each asset of Mutual Association held by Stock Association immediately after the Conversion will include the period during which such asset was held by Mutual Association prior to the Conversion;


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Board of Directors
December 16, 1998
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         (4) for  purposes of Code section  381(b),  Stock  Association  will be treated as if there had been no reorganization and, accordingly, the taxable year of the Mutual Association will not end on the effective date of the Conversion and the tax attributes of Mutual Association (subject to application of Code sections 381, 382 and 384), including Mutual Association's bad debt reserves and earnings and profits, will be taken into account by Stock Association as if the Conversion had not occurred;

         (5) Mutual Association's members will recognize no gain or loss upon their constructive receipt of shares of Stock Association common stock, pursuant to the Conversion, solely in exchange for their interest (i.e., liquidation and voting rights) in Mutual Association; and

         (6) no gain or loss will be recognized by members of Mutual Association upon the issuance to them of deposits in Stock Association in the same dollar amount and upon the same terms as their deposits in Mutual Association.

         (b)      With regard to the Exchange:

         (7) the Exchange will qualify as an exchange of property for stock under Code section 351;

         (8) the initial shareholders of Stock Association (the former Mutual Association members) will recognize no gain or loss upon the constructive transfer to the Mutual Holding Company of the shares of Stock Association common stock they constructively received in the Conversion in exchange for mutual interests (i.e., liquidation and voting rights) in the Mutual Holding Company; and

         (9) the Mutual Holding Company will recognize no gain or loss upon its receipt from the shareholders of Stock Association of shares of Stock Association common stock in exchange for interests in the Mutual Holding Company.

         (c) With regard to the Mutual Holding Company's transfer of 100% of the common stock of Stock Association to Stock Holding Company:

         (10) the Stock Holding Company will recognize no gain or loss upon its receipt of 100% of the common stock of Stock Association from the Mutual Holding Company; and

         (11) the Mutual Holding Company will recognize no gain or loss upon its transfer of 100% of the common stock of Stock Association to the Stock Holding Company.



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Board of Directors
December 16, 1998
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         This opinion is given solely for the benefit of the parties to the Plan of Reorganization, the shareholders of Stock Association and Eligible Account Holders, Supplemental Eligible Account Holders and other investors who purchase pursuant to the Plan of Reorganization, and may not be relied upon by any other party or entity or referred to in any document without our express written consent. We consent to the filing of this opinion as an exhibit to the Form MHC-1 to be filed with the Office of Thrift Supervision and to the references to this firm in the Association's Offering Circular related to the common stock offering described in the Plan of Reorganization.

                                         Very truly yours,


                                         /s/Malizia, Spidi, Sloane & Fisch, P.C.
                                         ---------------------------------------
                                         MALIZIA, SPIDI, SLOANE & FISCH, P.C.